Exhibit 99.4

CONSENT OF EDWARD A. ROSE III

Mason Industrial Technology, Inc. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

January 11, 2021

By:	/s/ Edward A. Rose III
	Name:	Edward A. Rose III